As filed with the Securities and Exchange Commission on April 9, 2008
Registration No.

UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form S-1
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933
Merrill Lynch Life Insurance Company
(Exact name of Registrant as specified in its charter)

Arkansas	6311	91-1325756
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

Copy to:

Darin D. Smith, Esq. General Counsel, Annuity Products & Services Merrill Lynch Life Insurance Company 4333 Edgewood Rd., N.E. Mail Stop 4520 Cedar Rapids, IA 52499 (319) 355-8330	Frederick R. Bellamy, Esq. Sutherland Asbill & Brennan LLP 1275 Pennsylvania Avenue, N.W. Washington, DC 20004-2415 (202) 383-0126

(Name, Address, Including Zip Code, and Telephone Number,
Including Area Code, of Agent for Service)

Merrill Lynch Life Insurance Company
4333 Edgewood Road, N.E.
Cedar Rapids, IA 52499
(800) 346-3677
(Address, including zip code, and telephone number, including area code, of
Registrant’s principal executive offices)

Approximate date of commencement of proposed sale to the public:  Continuously on and after the effective date of this Registration Statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☑

If this Form is filed to register additional securities for an offering pursuant to rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of earlier effective registration statement for the same offering.  ☐

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check One):

Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☑	Smaller reporting company ☐
(Do not check if a smaller reporting company)

CALCULATION OF REGISTRATION FEE

		Proposed	Proposed
Title of Each		Maximum Offering	Maximum
Class of Securities	Amount to be	Price	Aggregate Offering	Amount of
to be Registered	Registered	Per Unit	Price	Registration Fee
Certificates issued pursuant to Master Fixed Contingent Annuity Contract	N/A	N/A	$1,000,000*	$39.30

*	The proposed maximum aggregate offering price is estimated solely for the purposes of determining the registration fee. The amount to be registered and the proposed maximum offering price per unit are not applicable since these securities are not issued in predetermined amounts or units.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

MERRILL LYNCH WITHDRAWAL INSURANCE sm

Prospectus Dated          , 2008

FIXED CONTINGENT ANNUITY CERTIFICATE

ISSUED BY

MERRILL LYNCH LIFE INSURANCE COMPANY

4333 Edgewood Road, N.E.
Cedar Rapids, Iowa 52499
Phone: (800) 346-3677

This prospectus describes individual fixed contingent annuity certificates (the “Certificate”) issued pursuant to the terms of a master group contract (the “Contract”) issued by Merrill Lynch Life Insurance Company (“MLLIC”) to [          ] (“Group Contract Owner” or “GCO”).

The Certificate is offered to investors who have purchased shares (the “Covered Assets”) of certain specified investments (the “Eligible Assets”) and hold all of those shares (the “Covered Asset Pool”) in an individual retirement account at GCO. Currently, the Eligible Assets are the following Transamerica/Idex funds: the Morningstar Conservative Fund, the Morningstar Moderate Fund, and the Morningstar Moderate Growth Fund.

The Certificate will provide guaranteed “benefit payments” over the life of a Covered Person if the Covered Asset Pool is depleted, subject to certain conditions specified in the Certificate. Prospective purchasers of the Certificate may apply to purchase a Certificate through Transamerica Capital, Inc. (“TCI”). MLLIC has entered into a distribution agreement with TCI in order to offer the Certificate to purchasers of the Eligible Assets. TCI is not obligated to sell any specific number or dollar amount of Certificates. TCI is obligated only to use its best efforts to sell the Certificate.

This prospectus provides important information that a prospective purchaser of the Certificate should know before purchasing a Certificate. Please retain this prospectus for future reference.

IMPORTANT NOTICES

•	Purchasing the Certificate involves certain risks. See “Risk Factors” on page 6.

•	The Certificate does not provide a cash value or death benefit. The Certificate is not a bank deposit, is not FDIC insured, and is not insured or endorsed by a bank or any government agency.

•	The Certificate may not be available in every state. This prospectus does not constitute an offering in any jurisdiction in which such offering may not be lawfully made.

•	The Certificate does not guarantee Covered Asset performance and does not guarantee against a loss of principal in your Covered Asset Pool.

•	Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities described in this prospectus or passed on the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

TABLE OF CONTENTS

CAPSULE SUMMARY	1
Introduction	1
Preliminary Note Regarding Terms Used in this Prospectus	1
The Certificate	1
Investment Restrictions	2
Amount of Coverage	2
Coverage Base	2
Payment of Benefits: Insured Event	3
Certificate Charge	3
Optional Annuitization	3
Maturity Date	3
Divorce	4
Free Look Period	4
DEFINITIONS	4
RISK FACTORS	6
DESCRIPTION OF THE CERTIFICATE	8
Introduction to the Certificate	8
Purchasing the Certificate	8
Coverage Amount	8
Coverage Base	10
Withdrawals	12
Payment of Benefits: Insured Event	12
Certificate Charges	13
Divorce	16
Cancellation	17
Termination	17
Maturity Date	17
Optional Annuitization	17
Administration of the Certificate	18
Notice	18
Misstatement of Age or Sex	18
Evidence of Survival	18
Amendments	18
Entire Certificate	18
Assignability	18
ELIGIBLE ASSETS	18
DISTRIBUTION OF THE CERTIFICATE	28
TAX CONSIDERATIONS	28
INFORMATION REGARDING MERRILL LYNCH LIFE INSURANCE COMPANY	30
LEGAL PROCEEDINGS	30
INTERESTS OF NAMED EXPERTS AND COUNSEL	30
INCORPORATION OF CERTAIN INFORMATION BY REFERENCE	30
INFORMATION NOT REQUIRED IN PROSPECTUS	31
Other Expenses of Issuance and Distribution	31
Indemnification of Directors and Officers	31
SIGNATURES	35

CAPSULE SUMMARY

Introduction

This section provides a summary of the Certificate. This summary is intended to provide a basic overview of what the Certificate is and how it functions. To fully understand the Certificate, you should read the entire prospectus, including the “Risk Factors” section beginning on page   , and read the Contract and Certificate.

Preliminary Note Regarding Terms Used in this Prospectus

Certain terms used in this prospectus have specific and important meanings. The meaning of such terms generally is explained the first time they are used in this prospectus. Definitions of these terms may also be found in the “Definitions” section beginning on page   .

In addition, as you read the prospectus, please be aware of the following terminology:

•	“We,” “us,” “our,” “MLLIC,” and the “Company” may be used interchangeably and refer to Merrill Lynch Life Insurance Company.

•	“You,” “your,” and “Covered Person” may be used interchangeably and refer to the beneficial owner of the Individual Retirement Account (“IRA”).

The Certificate

The Certificate is offered to investors who have purchased shares (“Covered Assets”) of certain specified investments (the “Eligible Assets”) and hold all of those shares (the “Covered Asset Pool”) in an IRA with GCO. Currently, the Eligible Assets are the Transamerica Morningstar Conservative Fund, the Transamerica Morningstar Moderate Fund, and the Transamerica Morningstar Moderate Growth Fund. In the future, we may add new investments or remove existing investments from the list of Eligible Assets. The Certificate is designed to protect investors who are concerned that, either because of regular withdrawals, sub-par or poor market performance, or both, their Covered Asset Pool may be depleted during their lifetime.

Subject to certain conditions, the Certificate will provide guaranteed benefit payments over the life of a Covered Person (and the Covered Person’s spouse under a joint life Certificate) if and when the “Insured Event” occurs. The Insured Event, defined below, generally is the depletion of the Covered Asset Pool during the lifetime of the Covered Person (and/or his or her spouse, under a joint life Certificate) other than by an Excess Withdrawal. As described in more detail further below, an Excess Withdrawal occurs when you withdraw more than the Covered Amount in one year. To purchase the Certificate, you must invest in the Eligible Assets through an IRA. You may purchase the Certificate when you first invest in the Eligible Assets or at any time thereafter. You generally must have at least $5,000 in Covered Assets. At the time you purchase the Certificate, your age (and the age of your spouse, under a joint life Certificate) must be below 81. If you purchase the Certificate with your spouse (i.e., if you purchase the Certificate with the joint life option), then the difference between your age and your spouse’s age may not be more than 10 years. If the difference between your age and your spouse’s age is more than 10 years, then you cannot purchase a joint life Certificate.

The Certificate does not provide a guarantee that the value of your Covered Asset Pool will not decline due to withdrawals or sub-par or poor investment performance, or that your Covered Asset Pool will remain steady or grow. Instead, the Certificate provides a guarantee that, under certain specified conditions, and regardless of the investment performance of the Covered Asset Pool and regardless of how long you live, you will be able to receive a guaranteed level of annual income for life (and the life of your spouse, under a joint life Certificate). This income comes first in the form of withdrawals from your Covered Asset Pool, and when that is exhausted, from guaranteed benefit payments that we pay to you.

Investment Restrictions

Your IRA and the Covered Asset Pool belong to you. We have no ownership or control over them. Through your IRA, you may make additional contributions to the Covered Asset Pool or make withdrawals from or transfers among Covered Assets by redeeming Covered Assets at your discretion (subject to applicable tax requirements). However, in order for the Certificate to remain in force, you must comply at all times with the investment restrictions described in this prospectus.

Amount of Coverage

The “Coverage Amount” is the amount of lifetime fixed annuity payments we guarantee to pay you each year should your Covered Asset Pool be depleted in accordance with the conditions described in this prospectus and specified in the Certificate. These are referred to as “benefit payments.” Under a joint life Certificate, we guarantee that we will make these payments until the later of your death or the death of your spouse. After the “Coverage Date,” which is the later of (a) the Certificate Date (i.e., the date when you initially purchase the Certificate) or (b) the date when the Covered Person (or the younger life under a joint life Certificate) reaches age 60, the Coverage Amount is calculated by multiplying the “Coverage Percentage” by the “Coverage Base” on each Certificate Anniversary. The Coverage Percentage is set depending on when you make your first withdrawal after the Coverage Date; a table setting forth Coverage Percentages appears on page   . The Coverage Base is described below. Before your Covered Asset Pool is depleted, the Coverage Amount is also the maximum amount that you may withdraw in one Certificate Year without reducing your Coverage Base (as described below). Under certain circumstances, in connection with required minimum distributions under the Internal Revenue Code, your Coverage Amount may be greater.

Please note that prior to the Coverage Date, the Coverage Amount is zero. Withdrawals that you make above the Coverage Amount in any Certificate Year have the potential to significantly decrease and even terminate the benefits provided by the Certificate. The effects of withdrawals are described in the “Coverage Base” section below.

Coverage Base

The Coverage Base is an amount we use to calculate your Coverage Amount and Certificate Charge. Those are its only purposes. The Coverage Base is not available as a cash value. On the “Certificate Date,” the Coverage Base is set equal to the value of the Covered Asset Pool. However, the Coverage Base is not the same as the Covered Asset Pool.

Your Coverage Base will increase in two circumstances. First, each time you make an additional contribution (“Contribution”) to the Covered Asset Pool, your Coverage Base is increased by the amount of the Contribution (up to a maximum of $2.5 million in total Contributions, including the initial value of the Covered Asset Pool upon purchase of the Certificate). Second, on each “Certificate Anniversary” (an anniversary of the Certificate Date), if the value of the Covered Asset Pool is greater than the current Coverage Base, your Coverage Base is automatically re-set or ’stepped up’ to the value of the Covered Asset Pool on that anniversary.

Your Coverage Base will decrease whenever you make an “Excess Withdrawal.” An Excess Withdrawal occurs if you withdraw more than the Coverage Amount in any Certificate Year. The Excess Withdrawal is the amount withdrawn in excess of the Coverage Amount. Because the Coverage Amount is zero before the Coverage Date, the full amount of any withdrawal made before the Coverage Date is an Excess Withdrawal. An Excess Withdrawal will reduce the Coverage Base by the greater of (1) the Excess Withdrawal Amount, or (2) a pro rata amount (in proportion to the reduction in the value of the Covered Asset Pool).

Please note that dividends and other distributions from the Covered Assets that are automatically reinvested in the Covered Asset Pool will not be treated as Contributions. If they are not reinvested, they will be treated as withdrawals.

Payment of Benefits: Insured Event

No benefits are paid until the “Insured Event” occurs and other conditions are met. The depletion of the value of your Covered Asset Pool to zero by other than an Excess Withdrawal is the “Insured Event.” If the Insured Event occurs and all of the following are true, you will be entitled to “benefit payments” under the Certificate:

(1) The Certificate is in force.

(2) The Coverage Date has passed.

(3) You (and/or your spouse, under a joint life Certificate) are alive.

If the above are true, then we will pay you the Coverage Amount each Certificate Year, divided into monthly (or other periodic) payments, until your death (or the death of your spouse, if later, under a joint life Certificate).

Certificate Charge

The Certificate Charge (i.e., the fee you pay for the Certificate) will be calculated on the Certificate Date and at the beginning of each calendar quarter. It will be deducted automatically from the Covered Asset Pool at the end of each calendar quarter. On an annual basis, in general terms, the Certificate Charge is the applicable “Certificate Charge Percentage” (see below) times the Coverage Base. The Certificate Charge will be calculated by multiplying (A) by (B) by (C) by (D), separately, for each Covered Asset, where:

(A) is the value of the Covered Asset on the calculation date divided by the sum of the values in the entire Covered Asset Pool on that date.

(B) is the Coverage Base on the calculation date.

(C) is the “Certificate Charge Percentage” (see below) for the Covered Asset.

(D) is the total number of days in the calendar quarter (or partial calendar quarter, if the calculation is on the Certificate Date) divided by the total number of days in the current year.

The Certificate Charge Percentages (annual rates) are as follows:

Covered Asset	Single	Joint

Morningstar Conservative	0.50%	0.60%
Morningstar Moderate	0.65%	0.85%
Morningstar Moderate Growth	0.95%	1.45%

We will adjust the Certificate Charge in the event of a Covered Asset Transfer, Contribution, and/or Excess Withdrawal. Beginning on the fifth Certificate Anniversary, the Certificate Charge may increase (or decrease) at the time of an automatic step-up. The maximum Certificate Charge, if any, is stated in your Certificate.

Optional Annuitization

At any time, you may liquidate your Covered Asset Pool and use the proceeds to purchase an immediate fixed lifetime annuity from us. Your Certificate will terminate. Please see the Optional Annuitization section on page   for more details.

Maturity Date

If a Covered Person reaches age 105 and your Certificate is still in force, you must either:

(a) liquidate your Covered Asset Pool and use the proceeds to purchase an immediate fixed lifetime annuity from us. The annual amount of payments under the annuity will be the greater of (i) the Coverage Amount under the Certificate, or (ii) annuity payments based on the value of your Covered Asset Pool, and calculated using the greater of the annuity purchase rates guaranteed in your Certificate or the currently available annuity purchase rates; or

(b) retain your Covered Asset Pool but terminate the Certificate.

For more information, please see the Maturity Date section on page   .

Divorce

If you (i) have purchased a joint life Certificate, (ii) you and your spouse divorce, and (iii) your Covered Asset Pool is split (either by a settlement agreement or a court-issued divorce decree), then you can elect to replace the joint life Certificate with two single life Certificates, one for each spouse. The Coverage Base of each single life Certificate will be a pro rata amount of the Coverage Base at the time that the Covered Asset Pool is divided, in proportion to the division of the Covered Asset Pool.

If, after the divorce, the Covered Asset Pool is not split, then if you so request, we will replace the joint life Certificate with a single life Certificate with the then current single life Certificate Charge.

Free Look Period

After you purchase and receive the Certificate, you are given a “Free Look Period” of 30 calendar days. If you provide us with written notice of cancellation within 30 days after receiving the Certificate (or such longer period that your state may require), the Certificate will terminate and we will refund to your IRA the full amount of any Certificate Charges assessed.

DEFINITIONS

Age 60:  The date the Covered Person (or younger life, under a joint life Certificate) attains age 60.

Certificate:  The individual certificate issued pursuant to the terms of the Fixed Contingent Annuity Master Contract issued by MLLIC to GCO.

Certificate Anniversary:  The anniversary of the Certificate Date, used in calculating the Coverage Base and the Coverage Amount.

Certificate Charge:  The fee charged on a quarterly basis by MLLIC to the Certificate Holder for the Certificate.

Certificate Charge Adjustment:  An adjustment made to the Certificate Charge because of a transfer, Contribution, or Excess Withdrawal.

Certificate Charge Percentage:  A percentage for each Covered Asset used in determining the Certificate Charge.

Certificate Date:  The date on which you purchase the Certificate.

Certificate Holder:  The person or entity who purchases and owns the Certificate.

Certificate Year:  A one year period beginning on a Certificate Anniversary (or the Certificate Date) and ending the day before the next Certificate Anniversary.

Company:  Merrill Lynch Life Insurance Company.

Contract:  The Fixed Contingent Annuity Master Contract issued by MLLIC to GCO and pursuant to which the Certificate is issued.

Contribution:  An additional deposit made by a Certificate Holder into the Covered Asset Pool at any time after the Certificate Date. Contributions do not include dividends or other distributions reinvested in the Covered Asset Pool.

Coverage Amount:  The amount that may be withdrawn from the Covered Asset Pool in a Certificate Year without reducing the contingent future benefits guaranteed by the Certificate, as well as the annual amount that will be paid to the Covered Person if the Covered Asset Pool is reduced to zero, within the conditions of the Certificate.

Coverage Base:  An amount that is used to determine the Coverage Amount.

Coverage Date:  The later of (a) the date the Covered Person (or the younger Covered Person for joint life Certificates) attains age 60 or (b) the Certificate Date.

Coverage Percentage:  The percentage that the Coverage Base is multiplied by in order to determine the Coverage Amount. This percentage is determined based on when the first withdrawal is made from the Covered Asset Pool after the Coverage Date, and varies based on the age of the Covered Person (or if there are two Covered Persons, the age of the younger Covered Person) at the time of the withdrawal. A table setting forth Coverage Percentages appears on page   .

Covered Asset:  Shares of an Eligible Asset that are purchased for coverage by the Certificate.

Covered Asset Pool:  The total pool of Covered Assets held in the Certificate Holder’s IRA with GCO.

Covered Asset Transfer:  The movement of money out of one Covered Asset into another Covered Asset.

Covered Person:  The person (or two spouses) on whose life benefits are paid under the Certificate. The Covered Person is also referred to as the Annuitant. If there are two Covered Persons, the difference between their ages may not be more than 10 years. The Covered Person must be the owner of the IRA that holds the Covered Asset Pool and the Certificate.

Eligible Asset:  An investment that is designated by MLLIC as eligible for coverage by the Certificate.

Excess Withdrawal:  The amount withdrawn in excess of the Coverage Amount in a Certificate Year. Prior to the Coverage Date, any amount withdrawn is an Excess Withdrawal.

GCO:  [          ], the holder of the Contract.

Insured Event:  The date on which the value of the Covered Asset Pool is reduced to zero by other than an Excess Withdrawal. The Insured Event must occur, and other conditions must be met, before benefit payments will be paid under the Certificate.

IRA:  Accounts governed by Internal Revenue Code Sections 408 and 408A.

MLLIC:  Merrill Lynch Life Insurance Company, the issuer of the Contract and the Certificate.

TCI:  Transamerica Capital, Inc., the principal underwriter of the Certificates. TCI is an affiliate of MLLIC.

Withdrawal:  Any withdrawal from or transfer out of your Covered Asset Pool.

RISK FACTORS

It is important for you to understand the following risk factors before purchasing the Certificate, in order to determine whether the Certificate is suited to your needs and goals.

You may never receive the benefits available under the Certificate, because the Covered Asset Pool may perform well enough that it is never reduced to zero.

The Certificate includes several restrictions, including restrictions on what investments are Eligible Assets and the amount of withdrawals you may make without reducing your Coverage Base. There is a significant chance that your Covered Asset Pool will perform well enough that it will never be reduced to zero by other than an Excess Withdrawal. The likelihood that the Insured Event will occur and that we will pay you the benefits under the Certificate may be small. (Note: any withdrawals you make are redemptions of the assets in your IRA, and are not “benefit payments” from us. The ability to make withdrawals as discussed in this prospectus should not be viewed as a benefit under the Certificate.)

The point in time when you begin taking withdrawals from your Covered Asset Pool may impact any benefits you may receive under the Certificate. The longer you wait to start making withdrawals from your Covered Asset Pool following the Coverage Date, the less likely you will benefit from your Certificate’s guarantee, because of decreasing life expectancy as you age. You also will be paying for a benefit you are not using. On the other hand, the longer you wait to begin making withdrawals, the more opportunities you will have to lock in any appreciation of your Covered Asset Pool through the operation of the automatic re-set or ’step-up’ that occurs on each Certificate Anniversary. You should, of course, carefully consider when to begin making withdrawals, but there is a risk that you will not begin making withdrawals at the most financially beneficial time for you.

You should also remember that Certificate Charges are due beginning on the Certificate Date, even if you do not begin taking withdrawals from your Covered Asset Pool for many years, or ever, and whether or not we pay you any benefit payments. If you choose never to take withdrawals, and/or if you never receive any benefit payments, you will not receive a refund of the Certificate Charges you have paid.

You may die before the Covered Asset Pool is reduced to zero.

If you (or you and your spouse under a joint life Certificate) die before the Covered Asset Pool is reduced to zero, neither you nor your estate will ever receive any benefit payments under the Certificate. The Certificate does not have any cash value or provide a death benefit. Furthermore, even if you begin to receive benefit payments, you may die before receiving an amount equal to or greater than the amount you have paid in Certificate Charges.

You may need to make Excess Withdrawals, which will reduce and may even terminate the benefits available under the Certificate.

Due to the long-term nature of the Certificate guarantee, there is a risk that you may encounter a personal financial situation in which you need to make withdrawals before the Coverage Date or after the Coverage Date but in excess of the Coverage Amount. Please note that an Excess Withdrawal will reduce the Coverage Amount available each year before the Insured Event. Such Excess Withdrawals will reduce your Coverage Base (by an amount that could be substantially more than the actual dollar amount of the withdrawal), which in turn will reduce the amount of, or even eliminate, any future benefit payments that you would otherwise receive. If you make an Excess Withdrawal, we will not provide you with advance notification regarding the repercussions of the withdrawal. However, you can reverse or nullify the effects of the Excess Withdrawal, if within 30 calendar days, you (1) return all amounts withdrawn in excess of the Coverage Amount to the Covered Asset(s) the Excess Withdrawal was made from, and (2) you notify us that the amount returned was to reverse or nullify the Excess Withdrawal.

Also, please keep in mind that for any withdrawal that you make from your IRA, federal and state income taxes will apply and a 10% federal tax penalty may apply if you have not yet reached age 59 1/2.

You may cancel the Certificate prior to a severe market downturn.

Once you have cancelled the Certificate, our obligation to make benefit payments to you will cease. If you happen to cancel your Certificate prior to a severe market downturn, you will not receive any benefit payments, even if your previously covered investments are reduced to zero by other than an Excess Withdrawal. Furthermore, you will not receive a refund of the Certificate Charges you have paid.

The Certificate Charges for the Certificate will reduce the growth of your investments.

Because you may never receive benefit payments under the Certificate, the growth of the assets in your IRA account is likely important to you as well. However, the quarterly deduction of the Certificate Charges will negatively affect the growth of the Covered Asset Pool. Therefore, depending on how long you live and how the Covered Asset Pool performs, you may be financially better off without purchasing the Certificate.

Your investments may grow better if you are not subject to the Certificate’s investment restrictions.

The Eligible Assets may be managed in a more conservative fashion than other investments available to you. If you do not purchase the Certificate, it is possible that you may purchase other investments (such as other mutual funds) that experience higher growth or lower losses, depending on the market, than the Eligible Assets experience. You should consult with your financial representative to assist you in determining whether the Eligible Assets are suited for your financial needs and risk tolerance. If you become dissatisfied with the Eligible Assets and you reallocate or transfer the investments in your IRA so that you are no longer invested in the Eligible Assets, we will terminate your Certificate. We will not refund any previously deducted Certificate Charges.

Your receipt of any benefits under the Certificate is subject to our financial strength and claims paying ability.

The Certificate is not a separate account product. This means that the assets supporting the Certificate are not held in a segregated account for the exclusive benefit of Certificate Holders. Rather, we will make benefit payments under the Certificate from our general account, which is not insulated from the claims of other policyholders and our third party creditors. Therefore, your receipt of payments from us is subject to our claims paying ability. You may obtain information on our financial condition by reviewing Form 10-K, which is the Annual Report we file with the Securities and Exchange Commission pursuant to Sections 13 and 15(d) of the Securities Exchange Act of 1934. Our Form 10-K for the fiscal year ended December 31, 2007 is incorporated herein by reference. For further information, refer to page   .

You should be aware of the various regulatory protections that do and do not apply to the Certificate.

Your Certificate is registered in accordance with the Securities Act of 1933. The issuance and sale of your Certificate must be conducted in accordance with the requirements of the Securities Act of 1933. We are also subject to applicable periodic reporting requirements and other requirements imposed by the Securities Exchange Act of 1934. However, we are not an investment adviser and do not provide investment advice to you in connection with the Certificate. We also are not an investment company and therefore we are not registered under the Investment Company Act of 1940, as amended, and the protections provided by the Investment Company Act of 1940 are not applicable with respect to your Certificate.

DESCRIPTION OF THE CERTIFICATE

Introduction to the Certificate

The Certificate is issued pursuant to the terms of a group fixed contingent annuity contract issued by MLLIC to GCO. The word “contingent” indicates that you will not receive any benefits under the Certificate unless certain events take place (the “Insured Event”), and these events may or may not occur. The word “fixed” indicates that we will make benefit payments, if any, in a fixed amount.

The Certificate is offered to individuals who have purchased Covered Assets and hold their Covered Asset Pool in an IRA with GCO. The Eligible Assets currently are the Morningstar Conservative Fund, the Morningstar Moderate Fund, and the Morningstar Moderate Growth Fund. The Certificate is designed to protect investors who are concerned that, because of regular withdrawals, sub-par or poor market performance, or both, their Covered Asset Pool may be depleted during their lifetime.

Under the Certificate, you agree that you will pay the Certificate Charge to us on a quarterly basis, through an automatic deduction from your Covered Asset Pool. We agree that, if you comply with the conditions of the Certificate, we will make fixed and guaranteed benefit payments to you on a monthly (or other periodic) basis for the remainder of your life (and, under a joint life Certificate, your spouse’s life) if your Covered Asset Pool is reduced to zero by other than an Excess Withdrawal, and certain conditions are met.

Purchasing the Certificate

You may purchase the Certificate when you first purchase Eligible Assets or at any time thereafter. On the date you purchase the Certificate, all of the following must be true:

•	The value of the Covered Asset Pool held in your IRA must be at least $5,000 and not more than $2.5 million (see “Coverage Base Increases” below). You must designate those Eligible Assets that you want to be Covered Assets.

•	Your age must be 80 or younger (for joint life Certificates, both lives must be 80 or younger). We may require due proof of age before issuing the Certificate.

•	Your age must be 18 or older (for joint life Certificates, both lives must be 18 or older). We may require due proof of age before issuing the Certificate.

To purchase the Certificate, you must complete an application. Applications are available through TCI. Your application is subject to our approval. We reserve the right to refuse to issue a Certificate at any time in our sole discretion. We may discontinue offering the Certificate at any time.

If your application is accepted and the Certificate is issued, then you are given a Free Look Period during which you may cancel the Certificate and receive a refund of any Certificate Charges deducted from your Covered Asset Pool The Free Look Period begins upon receipt of the Certificate and ends 30 calendar days thereafter (or such longer period that your state may require). To cancel the Certificate during the Free Look Period, you must provide us with written notice within the 30 day period.

Coverage Amount

Before the Insured Event, the Coverage Amount is the amount you can withdraw each Certificate Year from the Covered Asset Pool without causing an Excess Withdrawal (prior to the Coverage Date the Coverage Amount is zero). After the Insured Event, the Coverage Amount is the amount of fixed annuity payments we guarantee to pay you each Certificate Year. Under a joint life Certificate, we guarantee that we will make these payments until the later of your death or the death of your spouse.

The Coverage Amount is the greater of the Basic Coverage Amount or the Alternate Coverage Amount, if any.

Basic Coverage Amount

We calculate your Basic Coverage Amount as follows. Prior to the Coverage Date, the Coverage Amount is zero (this means that any withdrawals before the Coverage Date are treated as Excess Withdrawals). After the Coverage Date, we calculate the Basic Coverage Amount by multiplying the Coverage Percentage by the Coverage Base. The Coverage Percentage is based on your age (or for joint life Certificates, the age of your younger spouse) according to the table of Coverage Percentages set forth below. The Coverage Percentage locks in when you make your first withdrawal from your Covered Asset Pool after the Coverage Date. If, for example, your Coverage Percentage is 5.0% (because you were between 60 and 69 years old at the time of your first withdrawal after the Coverage Date), then you may withdraw up to 5.0% of the Coverage Base every Certificate Year without reducing the benefits guaranteed to you by the Certificate. We will recalculate the Coverage Amount each time the Coverage Base is recalculated. The mechanics of the Coverage Base are described below.

Example 1:

Assume that you purchase a single life Certificate at age 63 and your Coverage Base is $100,000 (the value of the Covered Asset Pool on the Certificate Date). This means that your Coverage Amount equals $100,000 multiplied by the applicable Coverage Percentage. Assume that the applicable Coverage Percentage is 5.0%. Then the Coverage Amount equals $5,000. Therefore, before the Insured Event, you may withdraw $5,000 annually (i.e., each Certificate Year) from your Covered Asset Pool without reducing the benefits guaranteed to you. If the Insured Event occurs (and you satisfy all other conditions), then we will pay you $5,000 annually (in monthly or other periodic payments) until your death. However, please remember that if your Coverage Base increases or decreases before the Insured Event, we will adjust the Coverage Amount.

If you do not withdraw the entire Coverage Amount in any year, you may not carry over the “unused” amount to the next year.

Note that if your Coverage Date occurs when you reach the age of 60, your Coverage Amount will be calculated on the date you reach age 60 and you will be able to withdraw the full Coverage Amount in the period between that date and the next Certificate Anniversary.

Coverage Percentages

Age (Younger Covered Person)	Percentage

60-69	5%
70-79	6%
≥ 80	7%

Alternate Coverage Amount

In certain circumstances, the Coverage Amount will be calculated differently, because of minimum distribution requirements under the Internal Revenue Code. If you have attained age 70 1/2, then the Alternate Coverage Amount will be the required minimum distribution amount calculated under the Internal Revenue Code (based only on the value in the Covered Asset Pool for the current calendar year plus the actuarial present value of the guarantee provided by this Certificate, and using your age or the age of the younger life in a joint life Certificate). If this amount is greater than the Basic Coverage Amount, then your Coverage Amount will be the Alternate Coverage Amount (i.e., the Internal Revenue Code minimum distribution amount for the Covered Asset Pool) instead.

However, this Alternative Coverage Amount will not be available unless all of the following are true:

A) the Covered Assets to which the guarantees under a Certificate apply are tax-qualified, for which the Code’s required minimum distributions are required,

B) the required minimum distributions do not start prior to the Certificate Holder’s attained age 70 1/2,

C) the required minimum distributions are based on either the Uniform Lifetime table or the Joint Life and Last Survivor Expectancy table,

D) the required minimum distributions are based on the age of a living person, the beneficial owner of the IRA (the required minimum distributions cannot be based on the age of someone who is deceased),

E) the required minimum distributions are based only on the Covered Asset(s), and

F) the required minimum distributions are only for the current calendar year. Amounts carried over from past calendar years are not considered.

If any of A through F above is not true, then this Alternate Coverage Amount is equal to zero. In certain situations, an amount greater than this Alternate Covered Amount may need to be distributed to satisfy the Code’s required minimum distribution. Such additional withdrawal amount will be considered an Excess Withdrawal.

Please note that two required minimum distributions cannot be taken in the same Certificate Year. Depending on your individual circumstances, you may need to take your required minimum distribution for the year you reach age 70 1/2 in that calendar year, rather than waiting until April 1 of the next calendar year to avoid an Excess Withdrawal.

Coverage Base

It is important to remember that the Coverage Base is used only in calculating your Coverage Amount and Certificate Charge. It is not, and should not be thought of as, a cash value of the Certificate; the Certificate has no cash value, and the Coverage Base cannot be withdrawn (although it may increase or decrease; see below). It also is not a guarantee of the value of any assets held within your IRA.

On the Certificate Date, the Coverage Base is set equal to the value of the Covered Asset Pool.

Example 2:

Assume that you purchase the Certificate after age 60 and at that time, you have $100,000 invested in the Covered Asset Pool through your IRA. Your Coverage Base on the Certificate Date is $100,000.

Coverage Base Increases

The Coverage Base will increase in two circumstances. First, each time you make a Contribution to the Covered Asset Pool (up to a maximum of $2.5 million in aggregate Contributions), the Coverage Base is immediately increased by the amount of the Contribution. For these purposes, the value of the Covered Asset Pool upon purchase of the Certificate is considered to be a Contribution. Second, on each Certificate Anniversary, if the value of your Covered Asset Pool is greater than the current Coverage Base (after processing any Contributions, withdrawals, or other transactions made on that anniversary), then your Coverage Base is automatically re-set or ’stepped up’ to the value of the Covered Asset Pool on that anniversary.

We will not accept any Contribution that would cause the aggregate Contributions (including the initial value of the Covered Asset Pool upon purchase of the Certificate) to exceed $2.5 million (i.e., the Coverage Base will be limited to $2.5 million in aggregate Contributions; any amounts inadvertently accepted in excess of this amount, and any appreciation thereon, will not be included in the Coverage Base). Note that the Coverage Base could exceed $2.5 million if the excess is due to appreciation in the value of the Covered Asset Pool.

Please note that, for joint life Certificates, the $2.5 million limit remains the same; it is not increased by the additional person. Also, if you own multiple Certificates, a single $2.5 million limit will apply across all of your Certificates. For example, if you and your spouse purchase a joint life Certificate with an initial Covered Asset Pool of $1.5 million, then (1) you may contribute an additional $1 million to be covered by the existing joint life Certificate; OR (2) you may purchase a second joint life Certificate that will have a

$1 million limit on Contributions; OR (3) you may purchase two single life Certificates, one for you and one for your spouse, each with a $1 million limit on Contributions.

The Coverage Amount is recalculated immediately upon each increase in the Coverage Base.

Beginning on the fifth Certificate Anniversary, the Certificate Charge Percentage may increase (or decrease) at the time of an automatic step-up. Each time an automatic step-up will result in a Certificate Charge Percentage increase, you have the option to reject the automatic step-up and reinstate the Coverage Base and Certificate Charge Percentage to their respective amounts immediately before the automatic step-up (any subsequent Contributions or withdrawals will be reprocessed based on the reinstated Coverage Base), provided that you do so within 30 calendar days after the Certificate Anniversary on which the automatic step-up occurred. We must receive your rejection, in a form satisfactory to us, at our Administrative and Service Office within the 30 day period after the Certificate Anniversary on which the automatic step-up occurred. A rejection of one automatic step-up will not be deemed a rejection of potential future automatic step-ups.

Example 3:

Assume that your Coverage Base and Covered Asset Pool are both $100,000, and that you then make a Contribution of $25,000. Upon making the Contribution, your Coverage Base and your Covered Asset Pool will increase to $125,000.

Assume that on the next Certificate Anniversary, the value of your Covered Asset Pool has decreased to $120,000, due to market declines. Your Coverage Base will remain $125,000.

Assume that during the following Certificate Year, your Covered Asset Pool is still at $120,000 and you make a Contribution of $5,000. Your Coverage Base will increase to $130,000, even though your Covered Asset Pool will increase only to $125,000.

Assume that on the following Certificate Anniversary, your Covered Asset Pool has increased to $135,000, due to market gains. Your Coverage Base will increase to $135,000.

Coverage Base Decreases

Your Coverage Base will decrease whenever you make an Excess Withdrawal. An Excess Withdrawal occurs if you withdraw more than the Coverage Amount in any Certificate Year. (Note: Coverage Amounts and Excess Withdrawal amounts are based on Certificate Years, and not on calendar years). The Excess Withdrawal is the amount withdrawn in excess of the Coverage Amount. Because the Coverage Amount is zero before the Coverage Date, the full amount of any withdrawal made before the Coverage Date is an Excess Withdrawal. An Excess Withdrawal will reduce the Coverage Base by the greater of (1) the Excess Withdrawal amount, or (2) a pro rata amount in proportion to the reduction in the value of the Covered Asset Pool.

Therefore, an Excess Withdrawal can reduce the Coverage Base by a dollar amount that is greater than the amount of the Excess Withdrawal. Excess Withdrawals will reduce and may even eliminate the benefits of the Certificate.

More specifically, an Excess Withdrawal will reduce the Coverage Base by the greater of (1) and (2), where:

(1) is the Excess Withdrawal amount (i.e., the amount withdrawn in excess of the Coverage Amount that remained before the withdrawal); and

(2) is the result of (A divided by B) multiplied by C, where

(A) is the Excess Withdrawal amount;

(B) is the value of the Covered Asset Pool after the Coverage Amount has been withdrawn, but prior to the withdrawal of the excess amount; and

(C) is the Coverage Base prior to the withdrawal of the Excess Amount

Example 4:

Assume that your Coverage Base is $100,000, that the value of your Covered Asset Pool is $100,000, and that you have reached Age 60 (i.e., you have passed the Coverage Date). As in Example 1 earlier, your Coverage Amount is $5,000. Assume that you initially withdraw $3,000 in a Certificate Year. This amount is below $5,000, so there is no Excess Withdrawal. Assume that in the same Certificate Year, you later withdraw an additional $3,000. When added to the previous withdrawal of $3,000, you have made an Excess Withdrawal of $1,000.

The Excess Withdrawal ($1,000) divided by the value of the Covered Asset Pool after the Coverage Amount is withdrawn ($100,000 minus $5,000, which equals $95,000), and then multiplied by the Coverage Base prior to the Excess Withdrawal ($100,000) equals $1052.63. $1052.63 is greater than the Excess Withdrawal of $1,000. Therefore, the Coverage Base will be reduced by $1052.63. The new Coverage Base will be $98,947.37.

Note that the deduction of the Certificate Charge from your Covered Asset Pool is not considered a withdrawal for purposes of calculating the Coverage Base and the Coverage Amount.

Withdrawals

The Certificate does not prohibit you from making withdrawals from your Covered Asset Pool. You may reallocate assets in your IRA or take distributions from your IRA at any time subject to any federal tax consequences and the terms of your IRA. (As with any investment account, you must liquidate assets to provide for cash withdrawals.) Please see “Tax Considerations.” The amount of withdrawals you make, however, may reduce or even eliminate the benefits under your Certificate. We have designed the Certificate for you to take withdrawals from the Covered Asset Pool each year for life (and your spouse’s life, under a joint life Certificate) following the Coverage Date that do not exceed the Coverage Amount. To obtain the maximum potential lifetime annuity payments under your Certificate if the Insured Event occurs, you must satisfy the restrictions and requirements on withdrawals stated in this prospectus and set forth in your Certificate.

Withdrawals are all amounts deducted from your Covered Asset Pool during the term of your Certificate (including the sale, exchange, or transfer of assets from your Covered Asset Pool) except amounts withdrawn for (a) Certificate Charges, and (b) IRA account fees up to $100 per year.

Please note regarding withdrawals:

•	Any withdrawal in excess of the Coverage Amount (in any Certificate Year) is an Excess Withdrawal.

•	The full amount of any withdrawal prior to the Coverage Date (Age 60) is an Excess Withdrawal.

•	An Excess Withdrawal may reduce the Coverage Base on a greater than dollar-for-dollar basis.

•	If the Certificate is purchased prior to Age 60, the Coverage Amount will be zero until Age 60; however, you will still be charged the Certificate Charge during this time (for the joint life Certificate, the Age 60 requirement applies to the younger of the two lives).

•	Excess Withdrawals may cause you to lose the benefit of the Certificate.

•	If we remove an investment from the list of Eligible Assets, you must re-allocate any value in that investment to a then Eligible Asset or that amount will be treated as a withdrawal (which could reduce or eliminate the benefit of the Certificate).

Payment of Benefits: Insured Event

No benefits are paid unless and until the “Insured Event” occurs and other conditions (such as providing proof of survival) are met. The depletion of the value of your Covered Asset Pool to zero by other than an

Excess Withdrawal is called the Insured Event. If the Insured Event occurs and all of the following are true, you will be entitled to receive benefit payments under the Certificate:

(1) The Certificate is still in force (i.e., it has not been terminated for any reason).

(2) The Coverage Date has passed.

(3) You are alive (for joint life certificates, at least one of the two joint lives is alive).

If the above are true, then we will pay you the Coverage Amount each year, divided into monthly payments (or other periodic payments as agreed to by MLLIC), until your death (or the death of your spouse, if later, under a joint life Certificate).

Certificate Charges

A Certificate Charge will be calculated on the Certificate Date and at the beginning of each calendar quarter. The Certificate Charge will be adjusted at the beginning of each calendar quarter for any Contributions, transfers, or Excess Withdrawals during the previous calendar quarter. It will be deducted automatically from the Covered Asset Pool at the end of each calendar quarter through the liquidation of Covered Assets held in your IRA on a pro rata basis. We will not consider this deduction to be a withdrawal under the Certificate.

On an annual basis, in general terms, the Certificate Charge is the applicable “Certificate Charge Percentage” (see below) times the Coverage Base. It will be calculated by multiplying (A) by (B) by (C) by (D) and dividing by 365 for each Covered Asset, where:

(A) is the value of the Covered Asset on the calculation date divided by the sum of the values in the entire Covered Asset Pool on that date.

(B) is the Coverage Base on the calculation date.

(C) is the Certificate Charge Percentage (see below)for the Covered Asset.

(D) is the total number of days in the calendar quarter.

The Certificate Charge Percentages (annual rates) are as follows:

Covered Asset	Single	Joint

Morningstar Conservative	0.50%	0.60%
Morningstar Moderate	0.65%	0.85%
Morningstar Moderate Growth	0.95%	1.45%

If the Insured Event occurs, we will no longer deduct any Certificate Charges. We will assess a prorated Certificate Charge upon termination of the Certificate for the period beginning on the first day of the most recent calendar quarter and ending on the date of termination.

Beginning on the fifth Certificate Anniversary, the Certificate Charge Percentage may increase (or decrease) at the time of an automatic step-up. Each time an automatic step-up will result in a Certificate Charge Percentage increase, you have the option to reject the automatic step-up and reinstate the Coverage Base and Certificate Charge Percentage to their respective amounts immediately before the automatic step-up (adjusted for any subsequent Contributions or withdrawals), provided that you do so within 30 calendar days after the Certificate Anniversary on which the automatic step-up occurred. We must receive your rejection, in a form satisfactory to us, at our Administrative and Service Office within the 30 day period after the Certificate Anniversary on which the automatic step-up occurred. A rejection of one automatic step-up will not be deemed a rejection of potential future automatic step-ups.

Please note regarding the Certificate Charge:

•	Because the Certificate Charge is a percentage of the Coverage Base, it could be a much higher percentage of the value of the Covered Asset Pool, particularly in the event that the value of the Covered Asset Pool decreases significantly.

•	Because the Certificate Charge is a percentage of the Coverage Base, the amount of the Certificate Charge we deduct will increase if the Coverage Base increases (although the percentage(s) may remain the same).

•	If you make a transfer from one Covered Asset to a Covered Asset that has a higher Certificate Charge Percentage, the resulting Certificate Charge will be higher, as described below.

•	The maximum Certificate Charge, if any, is stated in your Certificate.

Certificate Charge Adjustment for Transfers.  For transfers that you make between Covered Assets on other than the first business day of a calendar quarter, a “Certificate Charge Adjustment” will be applied. This adjustment is necessary because different Covered Assets may have different Certificate Charge Percentages. The adjustment in the Certificate Charge Percentage will ensure that you are charged the correct overall Certificate Charge. The Certificate Charge Adjustment will be calculated by multiplying (A) by (B) by (C) by (D) and dividing by 365 for each Covered Asset, where:

(A) is the amount being transferred divided by the sum of the Covered Asset Pool values on the transfer date.

(B) is the Coverage Base on the transfer date.

(C) is the Certificate Charge Percentage for the Covered Asset from which money is being withdrawn minus the Certificate Charge Percentage for the Covered Asset to which the money is being transferred.

(D) is the number of days remaining in the current calendar quarter.

Based on which particular Covered Assets are being transferred between, the Certificate Charge Adjustment may be positive or negative. The Certificate Charge Adjustment will be added to or subtracted from the Certificate Charge to be collected.

Example 5:

Assume that your Coverage Base is $100,000, the value of your Covered Asset Pool is $125,000, and that there are 30 calendar days left in the current calendar quarter. You transfer $9,500 into the Conservative Fund, with $7,500 coming from the Moderate Fund and $2,000 coming from the Moderate Growth fund.

The change in fee is calculated in five steps.

I) Subtract the amount transferred out of each fund from the amount transferred into each fund. Multiply this result by the fee percentage of the “To” fund.

II) Sum the products calculated in step (I).

III) Multiply the amounts from step (II) by the coverage base.

IV) Divide the amounts from step (III) by the sum of the covered assets.

V) Multiply the sum from step (IV) by a factor equal to the number of days remaining in the current calendar quarter divided by 365.

A numeric example using numbers from our table below.

	Amount	Amount
	Transferred	Transferred	Fee
Fund	Out	In	Percentage

Conservative Fund	$0	$9,500	0.50%
Moderate Fund	$7,500	$0	0.65%
Moderate Growth Fund	$2,000	$0	0.95%

Step (I) is calculated as

Conservative Fund:  ($9,500 − $0) * .0050 = $47.50

Moderate Fund:  ($0 − $7,500) * .0065 = −$48.75

Moderate Growth Fund:  ($0 − $2,000) * .0095 = −$19.00

Step (II) is the Sum of Products from Step (I) $47.50 + (−$48.75) + (−19.00) = −20.25

Step (III) is the amount from Step (II) multiplied by the Coverage Base

−20.25 * $100,000 = −2,025,000

Step (IV) is the amount from Step (III) divided by the sum of the Covered Assets

−2,025,000/$125,000 = −16.20

Step (V) is the amount from Step (IV) multiplied by the remaining number of days in the calendar quarter divided by 365.

−16.20 * 30 / 365 = −$1.33

Number of Days to the Next Calendar Quarter		30
Coverage Base		$100,000
Sum of Covered Assets		$125,000
Conservative Fund Fee Percentage		0.50%
Moderate Fund Fee Percentage		0.65%
Moderate Growth Fund Fee Percentage		0.95%
Transfer To the Conservative Fund		$9,500.00
Transfer From the Moderate Fund		$7,500.00
Transfer From the Moderate Growth Fund		$2,000.00
Additional Fee Due to Transfer	−$	1.33

Certificate Charge Adjustment for Subsequent Contributions and Excess Withdrawals.  A Certificate Charge Adjustment will also be calculated for subsequent Contributions and Excess Withdrawals. The amount of this Certificate Charge Adjustment is calculated by multiplying (A) by (B) by (C) by (D) and divided by 365 for each Covered Asset, where:

(A) is the change in value of each Covered Asset due to the transaction divided by the full amount of the transaction.

(B) is the Coverage Base after the transaction on the calculation date.

(C) is the Certificate Charge Percentage for that Covered Asset.

(D) is the number of days remaining in the current calendar quarter.

As with the Certificate Charge Adjustments calculated for transfers, this Certificate Charge Adjustment may be positive or negative. The Certificate Charge Adjustment will be added to or subtracted from the Certificate Charge to be collected.

Example 6:

Assume that you make a subsequent Contribution of $25,000 into the Conservative Fund, and no additional Contributions into the Moderate or Moderate Growth Funds. Assume that there are 30 calendar days left in the current calendar quarter at the time you make the Contribution.

The additional fee is calculated in three steps:

I) Multiply the Contribution into each fund by that fund’s respective fee percentage

II) Sum the amounts calculated in step (I).

III) Multiply the sum from step (II) by a factor equal to the number of days remaining in the current calendar quarter divided by 365.

A numeric example using numbers from our table below.

	Contribution	Fee %	Fee

Conservative Fund	25,000	0.50%	$125 (Step I	)
Moderate Fund	0	0.65%	0 (Step I	)
Moderate Growth Fund	0	0.95%	0 (Step I	)

Sum of Fees: $125 + $0 + $0 = $125 (Step II)

Current Calendar Quarter Days Remaining Adjustment: $125 * (30/365) = $10.27 (Step III)

Number of Days to the Next Calendar Quarter	30
Conservative Fund Fee Percentage	0.50%
Moderate Fund Fee Percentage	0.65%
Moderate Growth Fund Fee Percentage	0.95%
Additional Fee Assessment
Additional Contribution into the Conservative Fund	$25,000.00
Additional Contribution into the Moderate Fund	$0.00
Additional Contribution into the Moderate Growth Fund	$0.00
Additional Fee Due to Contribution	$10.27

Joint Life Certificates

You can purchase the Certificate on a single life basis or on a “joint life” basis, covering both you and your spouse. Under a joint life Certificate, (a) the Insured Event condition that you (the Covered Person) be alive when the Covered Asset Pool is depleted will be met if either you or your spouse is alive at that time, and (b) the benefit payments, if any, will continue for as long as either you or your spouse is alive.

Please note regarding Joint Life Certificates:

•	The difference between your age and the your spouse’s age may not be more than 10 years. If it is more than 10 years, then you cannot purchase a joint life Certificate. For example, if you were born on June 16, 1940 and your spouse was born on September 27, 1950, you could not purchase a joint life Certificate.

•	You may elect the joint life Certificate only upon the initial purchase of the Certificate, not afterwards.

•	If you elect the joint life option, your spouse must be the joint or secondary annuitant of the Certificate and the sole primary beneficiary of your Covered Asset Pool.

•	If, at the time of your death, the spouse cannot continue to keep the Certificate in force under the Internal Revenue Code (for example, you are divorced), then the Certificate will terminate.

•	The Covered Person’s spouse for purposes of the Certificate cannot be changed; only your spouse on the Certificate Date can qualify for joint coverage.

•	The younger of the two joint lives must be at least age 60 for the Coverage Date to occur.

•	If there is a death of one spouse, the Certificate Charge Percentage will stay at the joint life rate(s).

Divorce

If (i) you have purchased a joint life Certificate, (ii) you and your spouse divorce, and (iii) the Covered Asset Pool is split (either by a settlement agreement or a court-issued divorce decree), then you can elect to replace the joint life Certificate with two single life Certificates, one for each spouse. The then current

Certificate Charge applicable to single life Certificates will apply to each new Certificate. The Coverage Base of each single life Certificate will be a pro rata amount of the Coverage Base at the time that the Covered Asset Pool is divided, in proportion to the division of the Covered Asset Pool. If, after the divorce, the Covered Asset Pool is not split, then if you so request, we will replace the joint life Certificate with a single life Certificate with the then current single life Certificate Charge.

If the divorce occurs after the Insured Event, the terms of the divorce settlement agreement or court-issued divorce decree will govern any subsequent benefit payments.

Cancellation

After the Free Look Period, you may not cancel the Certificate until the first Certificate Anniversary. Beginning with the first Certificate Anniversary, you may cancel the Certificate by sending written notice to the Company.

Termination

The Certificate will terminate at the earliest of:

•	the date of your death (or the second death under the joint life option);

•	assignment of any Covered Asset, the Certificate, or rights to the Coverage Amount without our prior written approval;

•	the date the Coverage Base is reduced to zero due to an Excess Withdrawal;

•	the date we receive your written notice to cancel (and this date cannot be before the first Certificate Anniversary); or

•	the date you liquidate your Covered Asset Pool to purchase an immediate fixed annuity from us (see the “Maturity Date” and “Optional Annuitization” sections below).

Termination of the Certificate will result in the loss of all future benefits provided by the Certificate. If you terminate the Certificate and subsequently purchase a new certificate (if it is still available for purchase), the new certificate will have its own Certificate Charge Percentage, which may be higher than that of this Certificate, as well as its own coverage terms, and its own requirements for, or restrictions on, Eligible Assets, which may not be as advantageous as those of this Certificate. Please note that we may restrict or eliminate your right to repurchase a Certificate if you have previously terminated a Certificate.

We will assess a prorated Certificate Charge upon termination of the Certificate for the period beginning on the first day of the most recent calendar quarter and ending on the date of termination.

Maturity Date

If a Covered Person reaches age 105 and your Certificate is still in force, you must either:

(a) liquidate your Covered Asset Pool and use the proceeds to purchase an immediate fixed lifetime annuity from us. Payments under the annuity will be based on the proceeds from liquidating your Covered Asset Pool and calculated using the higher of the annuity rates guaranteed in your Certificate or our then current annuity rates. However, if the Coverage Amount is greater than the yearly annuity payments, then you will receive periodic payments totaling the Coverage Amount each year;

(b) terminate your Certificate; you will of course retain your Covered Asset Pool, but you will no longer have any rights or guarantees under the Certificate.

Optional Annuitization

At any time, you may liquidate your Covered Asset Pool and use the proceeds to purchase an immediate fixed lifetime annuity from us. Payments under the annuity will be calculated using the higher of the annuity purchase rates guaranteed in your Certificate or our then current annuity purchase rates. If you choose this annuitization option, your Certificate will terminate.

Administration of the Certificate

We will provide all services relevant to the administration of the Certificate. We will establish and maintain the Coverage Base, and calculate the Coverage Amount and Certificate Charges. If you are entitled to benefits under the Certificate, we will pay such benefits.

Notice

Where notice is required to be made to MLLIC, such notice must be in writing, signed, and received at MLLIC’s administrative and service office. For some information or transactions, MLLIC may accept electronic notice, such as telephone instructions. Such electronic notice must meet the requirements MLLIC establishes for such notices.

Misstatement of Age or Sex

If the age or sex of a Covered Person has been misstated, MLLIC will change the Certificate benefits to what they would have been for the correct age or sex. The age of a Covered Person may be established at any time by the submission of proof satisfactory to MLLIC.

Evidence of Survival

MLLIC reserves the right to require satisfactory evidence that a person is alive if a benefit payment is based on that person being alive. No payment will be made until MLLIC receives such evidence.

Amendments

No change in the Certificate is valid unless made in writing by MLLIC and approved by one of MLLIC’s officers. No registered representative has authority to change or waive any provision of the Certificate. MLLIC reserves the right to amend the Certificate to meet the requirements of the Internal Revenue Code, regulations, or published rulings. You can refuse such a change by giving written notice, but a refusal may result in adverse tax consequences.

Entire Certificate

The Contract and the Certificate, any endorsements or riders thereon, the enrollment form, or information provided in lieu thereof, constitute the entire contract between MLLIC and the Certificate Holder. All statements in the enrollment form are representations and not warranties. No statement will cause the Certificate to be void or to be used in defense of a claim unless contained in the enrollment form or information provided in lieu thereof.

Assignability

Your Certificate and its rights (such as the right to receive the Coverage Amount) may not be transferred or assigned. Upon assignment of the Certificate or its rights, your Coverage Base will be reduced to $0.

ELIGIBLE ASSETS

The following are currently the Eligible Assets. We may change the Eligible Assets at any time. Please note that if we remove an investment from the list of Eligible Assets, you must re-allocate any value in that investment to a then Eligible Asset or that amount will be treated as a withdrawal (which could reduce or eliminate the benefits of the Certificate).

Transamerica/Idex Morningstar Conservative Fund

Objective:  The objective of the Conservative Fund is to seek current income and preservation of capital.

Principal Strategies and Policies:

The fund seeks its investment objective by investing its assets in a diversified combination of underlying Transamerica Funds (“underlying funds”).

•	Under normal market conditions, expectations are to adjust the investments in underlying funds to achieve a mix over time of approximately 35% of assets in equities and 65% of assets in fixed income which may include bonds, cash, cash equivalents, or other money market instruments. These percentages may vary at different times.

•	Allocation of assets among the underlying funds is based on such things as prudent diversification principles, general market outlooks (both domestic and global), historical performance, global markets’ current valuations, and other global economic factors.

•	The fund may periodically adjust its allocations to favor investments in those underlying funds that it believes will provide the most favorable outlook for achieving its investment objective.

•	The fund may also invest directly in U.S. government securities and/or short-term commercial paper.

It is not possible to predict the extent to which the fund will be invested in a particular underlying fund at any time.

As a consequence of its investment strategies and policies, the fund may be a significant shareholder in certain underlying funds.

The fund’s portfolio construction manager, Morningstar Associates, LLC (the “Portfolio Construction Manager”), determines the fund’s asset allocations and periodic changes thereto, and other fund investments. The Portfolio Construction Manager may change the fund’s asset allocations and underlying funds at any time without notice to shareholders and without shareholder approval.

Principal Risks:

The fund is subject to the following principal investment risks:

•	Underlying Funds: Because the fund invests its assets in various underlying funds, its ability to achieve its investment objective depends largely on the performance of the underlying funds in which it invests. The fund is indirectly subject to all of the risks associated with an investment in the underlying funds, as described in this prospectus and the prospectuses of the underlying funds. There can be no assurance that the investment objective of any underlying fund will be achieved. In addition, the fund will bear a pro rata portion of the operating expenses of the underlying funds in which it invests, and it is subject to business and regulatory developments affecting the underlying funds.

•	Asset Allocation: The Portfolio Construction Manager allocates the fund’s assets among various underlying funds. These allocations may be unsuccessful in maximizing the fund’s return and/or avoiding investment losses.

•	Stocks: While stocks have historically outperformed other investments over the long term, their prices tend to go up and down more dramatically over the shorter term. This risk may be particularly acute with respect to investments in small- and medium-sized companies, as well as investments in growth stocks.

•	Foreign Securities: Investments in securities issued by foreign companies or governments may subject the fund to risks that are different from, or in addition to, investments in the securities of domestic issuers. These risks include, without limitation, exposure to currency fluctuations, a lack of adequate company information, political instability, and differing auditing and reporting standards.

•	Investment Companies: To the extent that an underlying fund invests in other investment companies such as Exchange-Traded Funds (“ETFs”), it bears its pro rata share of these investment companies’ expenses, and is subject to the effects of the business and regulatory developments that affect these investment companies and the investment company industry generally.

•	Fixed-Income Securities: The value of fixed-income securities may change daily based on changes in interest rates, and other market conditions and factors. Risks include, without limitation:

• market risk:  fluctuations in market value

•	interest rate risk: the value of a fixed-income security generally decreases as interest rates rise. This may also be the case for dividend paying stocks. Increases in interest rates may cause the value of your investment to go down

•	length of time to maturity: the longer the maturity or duration, the more vulnerable the value of a fixed-income security is to fluctuations in interest rates

•	prepayment or call risk: declining interest rates may cause issuers of securities held by the fund to pay principal earlier than scheduled or to exercise a right to call the securities, forcing the fund to reinvest in lower yielding securities

•	extension risk: rising interest rates may result in slower than expected principal prepayments, which effectively lengthens the maturity of affected securities, making them more sensitive to interest rate changes

•	default or credit risk: issuers (or guarantors) defaulting on their obligations to pay interest or return principal, being perceived as being less creditworthy or having a credit rating downgraded, or the credit quality or value of any underlying asset declines

If, after purchase, the credit rating on a security is downgraded or the credit quality deteriorates, or if the maturity is extended, the fund’s sub-adviser will decide whether the security should be held or sold. Upon the occurrence of certain triggering events or defaults on a security held by the fund, or if an issuer of such a security has difficulty meeting its obligations, the fund may become the holder of a restructured security or of underlying assets. In that case, the fund may become the holder of securities or other assets that it could not otherwise purchase at a time when those assets may be difficult to sell or can be sold only at a loss.

You may lose money if you invest in this fund.

Fees and Expenses:  This table describes the fees and expenses that you may pay if you buy and hold shares of the fund.

Shareholder Fees (fees paid directly from your investment)

	Class of Shares
	A	C

Maximum sales charge (load) imposed on purchases (as a % of offering price)	5.50%	None
Maximum deferred sales charge (load) as a percentage of purchase price or redemption proceeds, whichever is lower)	None (a)	1.00	%(b)
Redemption fee on shares held 5 trading days or less (as a percentage of amount redeemed)	2.00%	2.00%

Annual Fund Operating Expenses (expenses that are deducted from fund assets)(c)

	Class of Shares
	A	C

Management fees	0.10%	0.10%
Distribution and service (12b-1) fees	0.35%	1.00%
Other expenses	0.17%	0.12%
Acquired Fund Fees and Expenses (fees and expenses of underlying funds)	0.83%	0.83%
Total Annual Fund Operating Expenses(f)	1.45%	2.05%
Expense Reduction(d)	0.00%	0.00%

Net Operating Expenses(e)	1.45%	2.05%

(a)	Certain purchases of Class A shares in amounts of $1 million or more are subject to a 1% contingent deferred sales charge (“CDSC”) for 24 months after purchase.

(b)	Purchases of Class C shares are subject to a 1% CDSC if redeemed during the first 12 months of purchase.

(c)	Annual fund operating expenses are based on the fund’s expenses for the fiscal year ended October 31, 2007, restated to reflect deduction of distribution and service (“12b-1”) fees from the fund’s assets only, and not (in part) from the assets of the underlying funds.

(d)	Contractual arrangements have been made with the fund’s investment adviser, Transamerica Asset Management, Inc. (“TAM”), through March 1, 2009, to waive fees and/or reimburse fund expenses to the extent that the fund’s total operating expenses exceed 0.45%, excluding 12b-1 fees, extraordinary expenses and acquired (i.e., underlying) funds’ fees and expenses. TAM is entitled to reimbursement by the fund of fees waived or expenses reduced during any of the previous 36 months beginning on the date of the expense limitation agreement if on any day the estimated annualized fund operating expenses are less than 0.45%, excluding 12b-1 fees, extraordinary expenses and acquired (i.e., underlying) funds’ fees and expenses.

(e)	Fund operating expenses do not correlate to the ratios of expenses to average net assets in the financial highlights table, which do not include acquired (i.e., underlying) funds’ fees and expenses.

A $25 annual fee is imposed on accounts open for over 12 months that are below a minimum balance. See the section entitled “Shareholder Information — Features and Policies — Minimum Account Balance” of this prospectus.

EXAMPLE:  This example is here to help you compare the cost of investing in this fund with the cost of investing in other mutual funds. It shows the cumulative expenses you would pay if you invested $10,000 and held your shares for various time periods, with a 5% annual return and fund operating expenses remaining the same. This return is for illustrative purposes and is not guaranteed. Actual costs may be higher or lower.

If the shares are redeemed at the end of each period:

Share Class	1 Year	3 Years	5 Years	10 Years

A	$689	$983	$1,299	$2,190
C	$308	$643	$1,103	$2,379

If the shares are not redeemed:

Share Class	1 Year	3 Years	5 Years	10 Years

A	$689	$983	$1,299	$2,190
C	$208	$643	$1,103	$2,379

Investment Adviser:  The investment adviser is Transamerica Asset Management, Inc., 570 Carillon Parkway, St. Petersburg, Florida 33716-1202. Transamerica Asset Management, Inc. is an affiliate of MLLIC.

Transamerica/Idex Morningstar Moderate Fund

Objective:  The objective of the Moderate Fund is to seek capital appreciation and current income.

Principal Strategies and Policies:  The fund seeks its investment objective by investing its assets in a diversified combination of underlying Transamerica Funds (“underlying funds”).

•	Under normal market conditions, expectations are to adjust the investments in underlying funds to achieve a mix over time of approximately 50% of assets in equities and 50% of assets in fixed income which may include bonds, cash, cash equivalents, or other money market instruments. These percentages may vary at different times.

•	Allocation of assets among the underlying funds is based on such things as prudent diversification principles, general market outlooks (both domestic and global), historical performance, global markets’ current valuations, and other global economic factors.

•	The fund may periodically adjust its allocations to favor investments in those underlying funds that it believes will provide the most favorable outlook for achieving its investment objective.

•	The fund may also invest directly in U.S. government securities and/or short-term commercial paper.

It is not possible to predict the extent to which the fund will be invested in a particular underlying fund at any time.

As a consequence of its investment strategies and policies, the fund may be a significant shareholder in certain underlying funds.

The fund’s portfolio construction manager, Morningstar Associates, LLC (the “Portfolio Construction Manager”), determines the fund’s asset allocations and periodic changes thereto, and other fund investments. The Portfolio Construction Manager may change the fund’s asset allocations and underlying funds at any time without notice to shareholders and without shareholder approval.

Principal Risks:

The fund is subject to the following principal investment risks:

•	Underlying Funds: Because the fund invests its assets in various underlying funds, its ability to achieve its investment objective depends largely on the performance of the underlying funds in which it invests. The fund is indirectly subject to all of the risks associated with an investment in the underlying funds, as described in this prospectus and the prospectuses of the underlying funds. There can be no assurance that the investment objective of any underlying fund will be achieved. In addition, the fund will bear a pro rata portion of the operating expenses of the underlying funds in which it invests, and it is subject to business and regulatory developments affecting the underlying funds.

•	Asset Allocation: The Portfolio Construction Manager allocates the fund’s assets among various underlying funds. These allocations may be unsuccessful in maximizing the fund’s return and/or avoiding investment losses.

•	Stocks: While stocks have historically outperformed other investments over the long term, their prices tend to go up and down more dramatically over the shorter term. This risk may be particularly acute with respect to investments in small- and medium-sized companies, as well as investments in growth stocks.

•	Foreign Securities: Investments in securities issued by foreign companies or governments may subject the fund to risks that are different from, or in addition to, investments in the securities of domestic issuers. These risks include, without limitation, exposure to currency fluctuations, a lack of adequate company information, political instability, and differing auditing and reporting standards.

•	Investment Companies: To the extent that an underlying fund invests in other investment companies such as Exchange-Traded Funds (“ETFs”), it bears its pro rata share of these investment companies’

expenses, and is subject to the effects of the business and regulatory developments that affect these investment companies and the investment company industry generally.

•	Fixed-Income Securities: The value of fixed-income securities may change daily based on changes in interest rates, and other market conditions and factors. Risks include, without limitation:

• market risk:  fluctuations in market value

•	interest rate risk: the value of a fixed-income security generally decreases as interest rates rise. This may also be the case for dividend paying stocks. Increases in interest rates may cause the value of your investment to go down

•	length of time to maturity: the longer the maturity or duration, the more vulnerable the value of a fixed-income security is to fluctuations in interest rates

•	prepayment or call risk: declining interest rates may cause issuers of securities held by the fund to pay principal earlier than scheduled or to exercise a right to call the securities, forcing the fund to reinvest in lower yielding securities

•	extension risk: rising interest rates may result in slower than expected principal prepayments, which effectively lengthens the maturity of affected securities, making them more sensitive to interest rate changes

•	default or credit risk: issuers (or guarantors) defaulting on their obligations to pay interest or return principal, being perceived as being less creditworthy or having a credit rating downgraded, or the credit quality or value of any underlying asset declines

If, after purchase, the credit rating on a security is downgraded or the credit quality deteriorates, or if the maturity is extended, the fund’s sub-adviser will decide whether the security should be held or sold. Upon the occurrence of certain triggering events or defaults on a security held by the fund, or if an issuer of such a security has difficulty meeting its obligations, the fund may become the holder of a restructured security or of underlying assets. In that case, the fund may become the holder of securities or other assets that it could not otherwise purchase at a time when those assets may be difficult to sell or can be sold only at a loss.

You may lose money if you invest in this fund.

Fees and Expenses:

This table describes the fees and expenses that you may pay if you buy and hold shares of the fund.

Shareholder Fees (fees paid directly from your investment)

	Class of Shares
	A	C

Maximum sales charge (load) imposed on purchases (as a % of offering price)	5.50%	None
Maximum deferred sales charge (load) as a percentage of purchase price or redemption proceeds, whichever is lower)	None (a)	1.00	%(b)
Redemption fee on shares held 5 trading days or less (as a percentage of amount redeemed)	2.00%	2.00%

Annual Fund Operating Expenses (expenses that are deducted from fund assets)(c)

	Class of Shares
	A	C

Management fees	0.10%	0.10%
Distribution and service (12b-1) fees	0.35%	1.00%
Other expenses	0.14%	0.11%
Acquired Fund Fees and Expenses (fees and expenses of underlying funds)	0.85%	0.85%
Total Annual Fund Operating Expenses(f)	1.44%	2.06%
Expense Reduction(d)	0.00%	0.00%

Net Operating Expenses(e)	1.44%	2.06%

(a)	Certain purchases of Class A shares in amounts of $1 million or more are subject to a 1% contingent deferred sales charge (“CDSC”) for 24 months after purchase.

(b)	Purchases of Class C shares are subject to a 1% CDSC if redeemed during the first 12 months of purchase.

(c)	Annual fund operating expenses are based on the fund’s expenses for the fiscal year ended October 31, 2007, restated to reflect deduction of distribution and service (“12b-1”) fees from the fund’s assets only, and not (in part) from the assets of the underlying funds.

(d)	Contractual arrangements have been made with the fund’s investment adviser, Transamerica Asset Management, Inc. (“TAM”), through March 1, 2009, to waive fees and/or reimburse fund expenses to the extent that the fund’s total operating expenses exceed 0.45%, excluding 12b-1 fees, extraordinary expenses and acquired (i.e., underlying) funds’ fees and expenses. TAM is entitled to reimbursement by the fund of fees waived or expenses reduced during any of the previous 36 months beginning on the date of the expense limitation agreement if on any day the estimated annualized fund operating expenses are less than 0.45%, excluding 12b-1 fees, extraordinary expenses and acquired (i.e., underlying) funds’ fees and expenses.

(e)	Fund operating expenses do not correlate to the ratios of expenses to average net assets in the financial highlights table, which do not include acquired (i.e., underlying) funds’ fees and expenses.

A $25 annual fee is imposed on accounts open for over 12 months that are below a minimum balance. See the section entitled “Shareholder Information — Features and Policies — Minimum Account Balance” of this prospectus.

EXAMPLE:  This example is here to help you compare the cost of investing in this fund with the cost of investing in other mutual funds. It shows the cumulative expenses you would pay if you invested $10,000 and held your shares for various time periods, with a 5% annual return and fund operating expenses remaining the same. This return is for illustrative purposes and is not guaranteed. Actual costs may be higher or lower.

If the shares are redeemed at the end of each period:

Share Class	1 Year	3 Years	5 Years	10 Years

A	$689	$980	$1,294	$2,179
C	$309	$646	$1,108	$2,390

If the shares are not redeemed:

Share Class	1 Year	3 Years	5 Years	10 Years

A	$689	$980	$1,294	$2,179
C	$209	$646	$1,108	$2,390

Investment Adviser:  The investment adviser is Transamerica Asset Management, Inc., 570 Carillon Parkway, St. Petersburg, Florida 33716-1202. Transamerica Asset Management, Inc. is an affiliate of MLLIC.

Transamerica/Idex Morningstar Moderate Growth Fund

Objective:  The objective of the Moderate Growth Fund is to seek capital appreciation with current income as a secondary objective.

Principal Strategies and Policies:

The fund seeks to achieve its investment objective by investing its assets in a diversified combination of underlying Transamerica Funds (“underlying funds”).

•	Under normal market conditions, expectations are to adjust the investments in underlying funds to achieve a mix over time of approximately 70% of assets in equities and 30% of assets in fixed-income which may include bonds, cash equivalents or other money market instruments. These percentages may vary at different times.

•	Allocation of assets among the underlying funds is based on such things as prudent diversification principles, general market outlooks (both domestic and global), historical performance, global markets’ current valuations, and other global economic factors.

•	The fund may periodically adjust its allocations to favor investments in those underlying funds that it believes will provide the most favorable outlook for achieving its investment objective.

•	The fund may also invest directly in U.S. government securities and/or short-term commercial paper.

It is not possible to predict the extent to which the fund will be invested in a particular underlying fund at any time.

As a consequence of its investment strategies and policies, the fund may be a significant shareholder in certain underlying funds.

The fund’s portfolio construction manager, Morningstar Associates, LLC (the “Portfolio Construction Manager”), determines the fund’s asset allocations and periodic changes thereto, and other fund investments. The Portfolio Construction Manager may change the fund’s asset allocations and underlying funds at any time without notice to shareholders and without shareholder approval.

Principal Risks:

The fund is subject to the following principal investment risks:

•	Underlying Funds: Because the fund invests its assets in various underlying funds, its ability to achieve its investment objective depends largely on the performance of the underlying funds in which it invests. The fund is indirectly subject to all of the risks associated with an investment in the underlying funds, as described in this prospectus and the prospectuses of the underlying funds. There can be no assurance that the investment objective of any underlying fund will be achieved. In addition, the fund will bear a pro rata portion of the operating expenses of the underlying funds in which it invests, and it is subject to business and regulatory developments affecting the underlying funds.

•	Asset Allocation: The Portfolio Construction Manager allocates the fund’s assets among various underlying funds. These allocations may be unsuccessful in maximizing the fund’s return and/or avoiding investment losses.

•	Stocks: While stocks have historically outperformed other investments over the long term, their prices tend to go up and down more dramatically over the shorter term. This risk may be particularly acute with respect to investments in small- and medium-sized companies, as well as investments in growth stocks.

•	Foreign Securities: Investments in securities issued by foreign companies or governments may subject the fund to risks that are different from, or in addition to, investments in the securities of domestic issuers. These risks include, without limitation, exposure to currency fluctuations, a lack of adequate company information, political instability, and differing auditing and reporting standards.

•	Investment Companies: To the extent that an underlying fund invests in other investment companies such as Exchange-Traded Funds (“ETFs”), it bears its pro rata share of these investment companies’ expenses, and is subject to the effects of the business and regulatory developments that affect these investment companies and the investment company industry generally.

•	Fixed-Income Securities: The value of fixed-income securities may change daily based on changes in interest rates, and other market conditions and factors. Risks include, without limitation:

•	market risk: fluctuations in market value

•	interest rate risk: the value of a fixed-income security generally decreases as interest rates rise. This may also be the case for dividend paying stocks. Increases in interest rates may cause the value of your investment to go down

•	length of time to maturity: the longer the maturity or duration, the more vulnerable the value of a fixed-income security is to fluctuations in interest rates

•	prepayment or call risk: declining interest rates may cause issuers of securities held by the fund to pay principal earlier than scheduled or to exercise a right to call the securities, forcing the fund to reinvest in lower yielding securities

•	extension risk: rising interest rates may result in slower than expected principal prepayments, which effectively lengthens the maturity of affected securities, making them more sensitive to interest rate changes

•	default or credit risk: issuers (or guarantors) defaulting on their obligations to pay interest or return principal, being perceived as being less creditworthy or having a credit rating downgraded, or the credit quality or value of any underlying asset declines

If, after purchase, the credit rating on a security is downgraded or the credit quality deteriorates, or if the maturity is extended, the fund’s sub-adviser will decide whether the security should be held or sold. Upon the occurrence of certain triggering events or defaults on a security held by the fund, or if an issuer of such a security has difficulty meeting its obligations, the fund may become the holder of a restructured security or of underlying assets. In that case, the fund may become the holder of securities or other assets that it could not otherwise purchase at a time when those assets may be difficult to sell or can be sold only at a loss.

You may lose money if you invest in this fund.

Fees and Expenses:

This table describes the fees and expenses that you may pay if you buy and hold shares of the fund.

Shareholder Fees (fees paid directly from your investment)

	Class of Shares
	A	C

Maximum sales charge (load) imposed on purchases (as a% of offering price)	5.50%	None
Maximum deferred sales charge (load) as a percentage of purchase price or redemption proceeds, whichever is lower)	None (a)	1.00	%(b)
Redemption fee on shares held 5 trading days or less (as a percentage of amount redeemed)	2.00%	2.00%

Annual Fund Operating Expenses (expenses that are deducted from fund assets)(c)

	Class of Shares
	A	C

Management fees	0.10%	0.10%
Distribution and service (12b-1) fees	0.35%	1.00%
Other expenses	0.15%	0.13%
Acquired Fund Fees and Expenses (fees and expenses of underlying funds)	0.89%	0.89%
Total Annual Fund Operating Expenses(f)	1.49%	2.12%
Expense Reduction(d)	0.00%	0.00%

Net Operating Expenses(e)	1.49%	2.12%

(a)	Certain purchases of Class A shares in amounts of $1 million or more are subject to a 1% contingent deferred sales charge (“CDSC”) for 24 months after purchase.

(b)	Purchases of Class C shares are subject to a 1% CDSC if redeemed during the first 12 months of purchase.

(c)	Annual fund operating expenses are based on the fund’s expenses for the fiscal year ended October 31, 2007, restated to reflect deduction of distribution and service (“12b-1”) fees from the fund’s assets only, and not (in part) from the assets of the underlying funds.

(d)	Contractual arrangements have been made with the fund’s investment adviser, Transamerica Asset Management, Inc. (“TAM”), through March 1, 2009, to waive fees and/or reimburse fund expenses to the extent that the fund’s total operating expenses exceed 0.45%, excluding 12b-1 fees, extraordinary expenses and acquired (i.e., underlying) funds’ fees and expenses. TAM is entitled to reimbursement by the fund of fees waived or expenses reduced during any of the previous 36 months beginning on the date of the expense limitation agreement if on any day the estimated annualized fund operating expenses are less than 0.45%, excluding 12b-1 fees, extraordinary expenses and acquired (i.e., underlying) funds’ fees and expenses.

(e)	Fund operating expenses do not correlate to the ratios of expenses to average net assets in the financial highlights table, which do not include acquired (i.e., underlying) funds’ fees and expenses.

A $25 annual fee is imposed on accounts open for over 12 months that are below a minimum balance. See the section entitled “Shareholder Information — Features and Policies — Minimum Account Balance” of this prospectus.

EXAMPLE:  This example is here to help you compare the cost of investing in this fund with the cost of investing in other mutual funds. It shows the cumulative expenses you would pay if you invested $10,000 and held your shares for various time periods, with a 5% annual return and fund operating expenses remaining the same. This return is for illustrative purposes and is not guaranteed. Actual costs may be higher or lower.

If the shares are redeemed at the end of each period:

Share Class	1 Year	3 Years	5 Years	10 Years

A	$693	$995	$1,318	$2,232
C	$315	$664	$1,139	$2,452

If the shares are not redeemed:

Share Class	1 Year	3 Years	5 Years	10 Years

A	$693	$995	$1,318	$2,232
C	$215	$664	$1,139	$2,452

Investment Adviser:  The investment adviser is Transamerica Asset Management, Inc., 570 Carillon Parkway, St. Petersburg, Florida 33716-1202. Transamerica Asset Management, Inc. is an affiliate of MLLIC.

DISTRIBUTION OF THE CERTIFICATE

We have entered into an underwriting agreement with Transamerica Capital, Inc. (“TCI”) for the distribution and sale of the Certificate. Pursuant to this agreement, TCI serves as principal underwriter for the Certificate, offering them on a continuous basis. TCI is located at          .

TCI was organized as a corporation under the laws of the state of          in          . TCI is registered as a broker-dealer with the SEC under the Securities Exchange Act of 1934, as well as with the securities commissions of the states in which it operates, and is a member of the Financial Industry Regulatory Authority (“FINRA”). More information about TCI is available through FINRA at http://www.finra.org or by calling 800.289.9999.

TCI enters into selling agreements with affiliated and unaffiliated broker-dealers to sell the Certificates. The registered representatives of these selling firms are registered with FINRA and with the states in which they do business, and are licensed as insurance agents in the states in which they do business and are appointed by us.

[No commissions are paid for sales of the Certificate.] See the prospectuses for the Eligible Assets for information on sales compensation for sales of those investments.

We reserve the right to discontinue offering the Certificate at any time.

TAX CONSIDERATIONS

The following is a general discussion based on our interpretation of current Federal income tax law. This discussion does not cover every situation and does not address all possible circumstances. In general, this discussion does not address the tax treatment of transactions involving the investments in your Covered Asset Pool. Further, no attempt is made to consider any applicable state tax or other tax laws, or to address any federal estate, or state and local estate, inheritance and other tax consequences, of the Certificate. Tax consequences will depend on your individual circumstances. Please consult your own qualified tax adviser regarding the potential tax consequences of the Certificate in your particular circumstances.

The Certificate may be used with traditional Individual Retirement Accounts and Roth IRA Accounts. A Certificate may be purchased by an IRA only for a Covered Asset Pool held under that IRA. The Certificate is not available as an Individual Retirement Annuity or Roth IRA Annuity.

The tax results for a Certificate may vary according the terms and conditions of the IRA. No attempt is made here to provide more than general information about the use of the Certificate with an IRA. Owners of IRAs, as well as beneficiaries, are cautioned that the rights of any person to any benefits under an IRA may be subject to the terms and conditions of the IRAs themselves or limited by applicable law, regardless of the terms and conditions of the Certificate.

We reserve the right to discontinue offering the Certificates to new Certificate Holders that plan to use the Certificate with IRAs. The Certificate is available only with respect to the IRA for which the Certificate is purchased.

•	The Certificate is intended for purchase by the trustee or custodian of the IRA at the direction of the beneficial owner of the IRA. The Certificate is owned by the IRA itself.

•	We are not responsible for determining whether the Certificate complies with the terms and conditions of, or applicable law governing, any IRA. You are responsible for making that determination. Similarly, we are not responsible for administering any applicable tax or other legal requirements applicable to the IRA. You or a service provider for the IRA are responsible for determining that distributions, beneficiary designations, investment restrictions, charges and other transactions under the Certificate are consistent with the terms and conditions of the plan and applicable law.

•	IRAs may be subject to required minimum distribution rules. The value of the guarantee provided by the Certificate may have to be taken into account in determining your required minimum distributions under the IRA. Withdrawals from your Covered Asset Pool taken to meet required minimum distribution requirements for your IRA may be deemed to be the Coverage Amount and, if so, do not reduce your Coverage Base. (See “Alternative Coverage Amount.”)

•	If you pay the Certificate Fee from assets in your IRA, that payment will not be a distribution from your IRA for tax purposes.

Numerous changes have been made to the income tax rules governing IRAs as a result of legislation enacted during the past several years, including rules with respect to: maximum contributions, required distributions, penalty taxes on early or insufficient distributions and income tax withholding on distributions. The following is a general description of IRAs and of the use of the Certificate in connection with those accounts.

Individual Retirement Accounts.  Sections 408 and 408A of the Internal Revenue Code permit eligible individuals to contribute to an individual retirement program known as an “IRA” or “Roth IRA,” respectively. These IRAs are subject to limitations on the amount that may be contributed, the persons who may be eligible and on the time when distributions must commence. In addition, distributions from certain other types of qualified plans may be placed on a tax-deferred basis into an IRA. Effective January 1, 1997, employers may establish a new type of IRA called SIMPLE (Savings Incentive Match Plan for Employees). Special rules apply to participant, contributions to and withdrawals from SIMPLE IRAs.

Tax on Certain Distributions Relating to IRAs.

Distributions under a Certificate may be paid to the IRA, if permitted under the terms of the IRA, or directly to you. Distributions paid to the IRA are not in and of themselves taxable.

In the case of distributions from your traditional IRA to you, including payments to you from the Certificate, a ratable portion of the amount received is taxable as ordinary income, generally based on the ratio of your cost basis (if any) to your total accrued benefit under the IRA. Section 72(t) of the Code imposes a 10% penalty tax on the taxable portion of any distribution from IRAs. To the extent amounts are not includable in gross income because they have been properly rolled over to another IRA or to another eligible qualified plan, no tax penalty will be imposed. The tax penalty also will not apply to: (a) distributions made on or after the date on which you reach age 59 1/2; (b) distributions following your death or disability (for this purpose disability is as defined in Section 72(m)(7) of the Code); (c) distributions that are part of substantially equal periodic payments made not less frequently than annually for your life (or life expectancy) or the joint lives (or joint life expectancies) of you and your designated beneficiary; and (d) certain other distributions specified in the Code.

Generally, distributions from a traditional IRA must commence no later than April 1 of the calendar year following the year in which you attain age 70 1/2. Required distributions must be made at least annually over a period not exceeding your life (or life expectancy) or the joint lives (or joint life expectancies) of you and your designated beneficiary. Distribution requirements also apply to IRAs upon the death of the IRA owner. If the required minimum distributions are not made, a 50% penalty tax is imposed as to the amount not distributed.

Roth IRAs, as described in Code section 408A, permit certain eligible individuals to make non-deductible contributions to a Roth IRA in cash or as a rollover or transfer from another Roth IRA or other IRA. A rollover from or conversion of a traditional IRA to a Roth IRA is generally subject to tax and other special tax rules apply. You may wish to consult a tax adviser before combining any converted amounts with any other Roth IRA contributions, including any other conversion amounts from other tax years. Distributions from a Roth IRA generally are not taxed, except that, once aggregate distributions exceed contributions to the Roth IRA, income tax and a 10% penalty tax may apply to distributions made (1) before age 59-1/2 (subject to certain exceptions) or (2) during the five taxable years starting with the year in which the first contribution is made to any Roth IRA.

Distributions may be subject to withholding for the recipient’s U.S. Federal income tax liability, although recipients who are U.S. citizens may generally elect not to have tax withheld from such payments.

Seek Tax Advice.  The above description of federal income tax consequences of the different types of IRAs which may be funded by a Certificate offered by this prospectus is only a brief summary meant to alert you to the issues and is not intended as tax advice. Anything less than full compliance with the applicable rules, all of which are subject to change, may have adverse tax consequences. Any person considering the purchase of a Certificate in connection with an IRA should first consult a qualified tax adviser, with regard to the suitability of the Certificate for the IRA.

INFORMATION REGARDING MERRILL LYNCH LIFE INSURANCE COMPANY

Merrill Lynch Life Insurance Company (“MLLIC”) is a life insurance company engaged primarily in the sale of insurance products. MLLIC was incorporated under the laws of the State of Washington on January 27, 1986 and redomesticated to the State of Arkansas on August 31, 1991. MLLIC is currently subject to primary regulation by the Arkansas Insurance Department.

MLLIC is a direct wholly owned subsidiary of AEGON USA, Inc., which is an indirect wholly owned subsidiary of AEGON N.V. of the Netherlands, the securities of which are publicly traded. AEGON N.V., a holding company, conducts its business through subsidiary companies engaged primarily in the insurance business.

MLLIC is currently licensed in 49 states, the District of Columbia, Puerto Rico, the Virgin Islands, and Guam.

MLLIC’s insurance products are sold by licensed agents affiliated with Merrill Lynch Life Agency, Inc. (“MLLA”), a wholly owned subsidiary of Merrill Lynch, Pierce, Fenner & Smith Inc., pursuant to a general agency agreement by and between MLLIC and MLLA.

MLLIC makes available, free of charge, annual reports on Form 10-K and quarterly reports on Form 10-Q. This information is available through the           section of the           website, at http://www.          . These reports are available through the website as soon as reasonably practicable after MLLIC electronically files such material with, or furnishes it to, the Securities and Exchange Commission.

LEGAL PROCEEDINGS

There is no material pending litigation to which MLLIC is a party or of which any of its property is the subject, and there are no legal proceedings contemplated by any governmental authorities against MLLIC of which MLLIC has any knowledge.

INTERESTS OF NAMED EXPERTS AND COUNSEL

[After consent forms are signed, internal and external counsel will be listed here, as having passed upon matters regarding the offering of the Certificates.]

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

The SEC allows us to “incorporate by reference” information that we file with the SEC into this prospectus. Information that we incorporate by reference is considered part of this prospectus. We can disclose important information to you by referring to these documents.

This prospectus incorporates by reference our Annual Report on Form 10-K for the year ended December 31, 2007. Our Annual Report includes our financial statements and important information and disclosures.

This prospectus also incorporates by reference all documents or reports we file pursuant to Sections 13(a), 13(c), 14, and 15 of the Securities Exchange Act of 1934, as amended (including reports on Forms 10-Q and 8-K) since the end of our fiscal year covered by our most recent Annual Report on Form 10-K, and all such documents and reports filed after the date of this prospectus and prior to the termination of this offering. Such documents or reports will be a part of this prospectus as of the date such documents or reports are filed.

You may request a copy of any documents incorporated by reference in this prospectus and any accompanying prospectus supplement (including any exhibits that are specifically incorporated by reference in them), at no cost, by writing to us or telephoning us at:

Merrill Lynch Life Insurance Company
4333 Edgewood Road, N.E.
Cedar Rapids, Iowa 52499
Phone: (800) 346-3677

For information on Internet access to these documents, see “INFORMATION REGARDING MERRILL LYNCH LIFE INSURANCE COMPANY,” above.

As described below, there is additional information that you may obtain from the SEC. This prospectus, which constitutes part of the registration statement, does not contain all of the information set forth in the registration statement. Parts of the registration statement are omitted from this prospectus in accordance with the rules and regulations of the SEC. The registration statement, including exhibits, contains additional relevant information about us. We are subject to the informational requirements of the Securities Exchange Act of 1934, and, in compliance with such laws, we file annual, quarterly, and current reports and other information with the SEC.

You can read and copy any reports or other information we file at the SEC public reference room at 100 F Street, N.E., Washington, D.C. 20549. You can obtain information regarding the public reference room by calling the SEC at 1-800-SEC-0330. Our filings are also available electronically at the SEC’s website, accessible at http://www.sec.gov. The SEC website contains reports and other information regarding us.

INFORMATION NOT REQUIRED IN PROSPECTUS

Other Expenses of Issuance and Distribution

The expenses in connection with the issuance and distribution of the Certificates, other than any underwriting discounts and commissions, are as follows (except for the SEC filing fee, all amounts shown are estimates):

SEC Filing Fee		$39.30
Printing and Engraving	$
Legal Fees and Expenses	$
Miscellaneous	$
Total Expenses

Indemnification of Directors and Officers

The following provisions regarding the Indemnification of Directors and Officers of the Registrant are applicable:

1. AMENDED AND RESTATED BY-LAWS OF MERRILL LYNCH LIFE INSURANCE COMPANY, ARTICLE VI

Sections 1, 2, 3 and 4 — Indemnification of Directors, Officers, Employees and Incorporators

Section 1.  Actions Other Than by or in the Right of the Corporation.  The Corporation shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the Corporation) by reason of the fact that he is or was a director, officer or employee of the

Corporation, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the Corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the Corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that his conduct was unlawful.

Section 2.  Actions by or in the Right of the Corporation.  The Corporation shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the Corporation to procure a judgment in its favor by reason of the fact that he is or was a director, officer or employee of the Corporation, against expenses (including attorneys’ fees) actually and reasonably incurred by him in connection with the defense or settlement of such action or suit if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the Corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the Corporation unless and only to the extent that the Court of Chancery or the Court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other Court shall deem proper.

Section 3.  Right to Indemnification.  To the extent that a director, officer or employee of the Corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in Sections 1 and 2 of this Article, or in defense of any claim, issue or matter therein, he shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by him in connection therewith.

Section 4.  Determination of Right to Indemnification.  Any indemnification under Sections 1 and 2 of this Article (unless ordered by a Court) shall be made by the Corporation only as authorized in the specific case upon a determination that indemnification of the director, officer, or employee is proper in the circumstances because he has met the applicable standard of conduct set forth in Sections 1 and 2 of this Article. Such determination shall be made (i) by the board of directors by a majority vote of a quorum consisting of directors who were not parties to such action, suit or proceeding, or (ii) if such a quorum is not obtainable, or, even if obtainable, a quorum of disinterested directors so directs, by independent legal counsel in a written opinion, or (iii) by the stockholders.

2. DIRECTORS’ AND OFFICERS’ INSURANCE

MLLIC has purchased from Corporate Officers’ and Directors’ Assurance Company directors’ and officers’ liability insurance policies which cover, in addition to the indemnification described above, liabilities for which indemnification is not provided under the By-Laws. The Company will pay an allocable portion of the Certificate Charge with respect to such insurance policy.

3. ARKANSAS BUSINESS CORPORATION LAW

In addition, Section 4-26-814 of the Arkansas Business Corporation Law generally provides that a corporation has the power to indemnify a director or officer of the corporation, or a person serving at the request of the corporation as a director or officer of another corporation or other enterprise against any judgments, amounts paid in settlement, and reasonably incurred expenses in a civil or criminal action or proceeding if the director or officer acted in good faith in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation (or, in the case of a criminal action or proceeding, if he or she in addition had no reasonable cause to believe that his or her conduct was unlawful).

4. SECURITIES AND EXCHANGE COMMISSION POSITION ON INDEMNIFICATION

Insofar as indemnification for liabilities arising under the Securities Act of 1993 may be permitted to directors, officers, and controlling persons of the Registrant pursuant to the foregoing provisions or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer, or controlling person of the Registrant in the successful defense of any action, suit, or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by final adjudication of such issue.

Exhibits and Financial Statement Schedules

1 Underwriting Agreement. (To be filed by amendment).

3(a) Articles of Incorporation of Merrill Lynch Life Insurance Company (Incorporated by Reference to Merrill Lynch Life Variable Annuity Separate Account A’s Post-Effective Amendment No. 10 to Form N-4, Registration No. 33-43773, Filed December 10, 1996).

3(b) By-Laws of Merrill Lynch Life Insurance Company (Incorporated by Reference to Merrill Lynch Life Variable Annuity Separate Account A’s Post-Effective Amendment No. 10 to Form N-4, Registration No 33-43773, Filed December 10, 1996).

3(c) Articles of Amendment, Restatement and Redomestication of the Articles of Incorporation of Merrill Lynch Life Insurance Company (Incorporated by Reference to Registrant’s Form S-1 Registration No. 33-46827, Filed March 30, 1992).

3(d) Amended and Restated By-laws of Merrill Lynch Life Insurance Company (Incorporated by Reference to Registrant’s Form S-1 Registration No. 33-46827, Filed March 30, 1992).

4(a) Form of Master Fixed Contingent Annuity Contract. (To be filed by amendment).

4(b) Form of Fixed Contingent Annuity Certificate. (To be filed by amendment).

24  Powers of Attorney.

Undertakings

(a) The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser: If the registrant is subject to Rule 430C, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness; provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(5) That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities: The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv) Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(b) The undersigned registrant hereby undertakes to deliver or cause to be delivered with the prospectus, to each person to whom the prospectus is sent or given, the latest annual report to security holders that is incorporated by reference in the prospectus and furnished pursuant to and meeting the requirements of Rule 14a-3 or Rule 14c-3 under the Securities Exchange Act of 1934; and, where interim financial information required to be presented by Article 3 of Regulation S-X are not set forth in the prospectus, to deliver, or cause to be delivered to each person to whom the prospectus is sent or given, the latest quarterly report that is specifically incorporated by reference in the prospectus to provide such interim financial information.

SIGNATURES

As required by the Securities Act of 1933, the Registrant has caused this Registration Statement to be signed on its behalf, in the City of Cedar Rapids and State of Iowa, on this 27th day of March, 2008.

Merrill Lynch Life Insurance Company
Registrant

*
Lon J. Olejniczak
President

As required by the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signatures	Title	Date

* Lon J. Olejniczak	Director and President	March 27, 2008

* Robert R. Frederick	Director and Senior Vice President	March 27, 2008

* John T. Mallett	Director, Treasurer and Chief Financial Officer	March 27, 2008

* Brian C. Scott	Director and Senior Vice President — Operations	March 27, 2008

* Ronald L. Ziegler	Director and Senior Vice President	March 27, 2008

* Eric J. Martin	Vice President and Corporate Controller	March 27, 2008

/s/ Darin D. Smith Darin D. Smith	Vice President and Assistant Secretary	March 27, 2008

*	By Darin D. Smith — Attorney-in-Fact pursuant to Powers of Attorney filed herewith.